UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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BANKRATE, INC.
11760 U.S. Highway One, Suite 500
North Palm Beach, Florida 33408
(561) 630-2400

May 12, 2006

Dear Bankrate, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Bankrate, Inc., to be held on Wednesday, June 14, 2006. The Annual Meeting will begin promptly at 9:00 a.m., local time, at The Embassy Suites Hotel, 4350 PGA Boulevard, Palm Beach Gardens, Florida 33410.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please sign, date and return your proxy promptly in the enclosed envelope to assure that your stock will be represented at the Annual Meeting. If you decide to attend and vote in person, you will, of course, have that opportunity.

We gratefully acknowledge your continuing interest in our business, and we hope that many of you will attend the Annual Meeting.

Sincerely,

Thomas R. Evans

President and Chief Executive Officer

BANKRATE, INC.
11760 U.S. Highway One, Suite 500
North Palm Beach, Florida 33408
(561) 630-2400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 14, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bankrate, Inc. will be held at The Embassy Suites Hotel, 4350 PGA Boulevard, Palm Beach Gardens, Florida 33410, at 9:00 a.m., local time, on Thursday, June 14, 2006, to consider and act upon:

1.

the election of two directors to the Board of Directors;

2.

a proposal to ratify the selection of independent registered public accounting firm for the current fiscal year; and

3.

such other business as may properly come before the Annual Meeting or any adjournments or postponements.

The Board of Directors has fixed the close of business on April 13, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Edward J. DiMaria

Senior Vice President-Chief Financial Officer

Secretary

May 12, 2006
North Palm Beach, Florida

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED; NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

BANKRATE, INC.
11760 U.S. Highway One, Suite 500
North Palm Beach, Florida 33408
(561) 630-2400

——————

PROXY STATEMENT

——————

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
JUNE 14, 2006

——————

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

This Proxy Statement and the enclosed proxy card (“Proxy”) are being furnished on behalf of the Board of Directors of Bankrate, Inc., a Florida corporation (the “Company”), for use at the 2006 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), or at any adjournments or postponements, for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Embassy Suites Hotel, 4350 PGA Boulevard, Palm Beach Gardens, Florida 33408, at 9:00 a.m. local time, on Wednesday, June 14, 2006. The Company intends to mail this Proxy Statement and the Proxy on or about May 12, 2006, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of the Company’s Common Stock at the close of business on April 13, 2006 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. At the Record Date, the Company had outstanding and entitled to vote 15,892,865 shares of Common Stock. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

The holders of a majority of the Common Stock outstanding on the Record Date, whether present at the Annual Meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each stockholder who signs and returns a valid Proxy will be counted for purposes of determining the presence of a quorum at the Annual Meeting, whether or not the stockholder abstains on all or any matters to be acted on. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon the election of directors, the ratification of the selection of the Company’s independent registered public accounting firm, and such other business as may properly come before the Annual Meeting.

The Company’s Bylaws provide that directors are elected by a plurality of the votes cast. The withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) thus has no effect on the results of the election.

Under Florida law, the ratification of the selection of the Company’s independent registered public accounting firm (Proposal 2) must be approved by a majority of the votes cast. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposal 2.

At the Record Date, the directors and executive officers of the Company owned or controlled the power to vote 6,023,630 shares of Common Stock eligible to be voted at the Annual Meeting, constituting approximately 38% of the outstanding Common Stock. The Company believes that directors and executive officers will vote all of their shares of Common Stock in favor of the election of each of the director nominees and in favor of Proposal 2 and, therefore, assuming the presence of a quorum, the election of the director nominees and the ratification of the selection of the independent registered public accounting firm is reasonably assured.

Proxies

When a Proxy is properly signed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the owner’s instructions. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of each of the nominees for election to the Board of Directors, as set forth in Proposal 1, and in favor of the ratification of the selection of the independent registered public accounting firm, as set forth in Proposal 2.

Discretionary authority is provided in the Proxy as to any matters not specifically referred to in the Proxy or this Proxy Statement. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the Proxy will vote on such matter in their own discretion.

Any stockholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. Alternatively, a stockholder can revoke a Proxy by attending the Annual Meeting and voting in person.

Proxies will be solicited from the Company’s stockholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and the Company estimates that the fee payable for such services would be less than $10,000. It is possible that directors, officers and other employees of the Company may make further solicitations personally or by telephone, facsimile or mail. Directors, officers and other employees of the Company will receive no additional compensation for any such further solicitations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of Common Stock that, at the Record Date, are deemed under the rules of the Securities and Exchange Commission (the “Commission”) to be “beneficially owned” by each member of the Board of Directors, by each nominee for election to the Board of Directors, by each executive officer of the Company named in the Summary Compensation Table below, by all directors and executive officers of the Company as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended (“Exchange Act”)) known to the Company to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of the Company’s directors and officers is based solely on information provided by those individuals.

Beneficial Ownership Table

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class

Peter C. Morse(2) Principal Stockholder and Chairman of the Board	5,122,625	32.1%
Fidelity Management & Research Company(3) Principal Stockholder	1,590,843	9.1%
Trafelet & Company, LLC(4) Principal Stockholder	1,552,600	8.9%
Wellington Management Company, LLP(5) Principal Stockholder	1,190,964	6.8%
Thomas R. Evans(6) President, Chief Executive Officer and Director	908,333	5.4%
Capital Research and Management Company(7) Principal Stockholder	872,530	5.0%
Randall E. Poliner(8) Director	566,365	3.5%
Robert P. O’Block(9) Director	465,325	2.9%
G. Cotter Cunningham(10) Senior Vice President – Chief Operating Officer	111,308	*
Bruce J. Zanca(11) Senior Vice President – Chief Communications/Marketing Officer	72,875	*
William C. Martin(12) Director	65,715	*
Richard G. Stalzer(13) Senior Vice President – Chief Revenue Officer	62,708	*
Richard J. Pinola(14) Director	40,000	*
Steven L. Horowitz(15) Senior Vice President – Product and Business Development	41,667	*
All current executive officers and directors as a group (14 persons)	7,519,473	43.2%

——————

(1)

For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding includes (i) 15,892,865 shares outstanding at the Record Date, and (ii) shares issuable by the Company pursuant to options held by the respective persons which may be exercised within 60 days following the Record Date. The shares issuable pursuant to options are considered to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes 65,000 shares of Common Stock issuable upon exercise of stock options. The address of Mr. Morse is 100 Front Street, Suite 900, West Conshohocken, Pennsylvania 19428.

(3)

Based solely on information in a Schedule 13G/A filed with the Commission on February 10, 2006. The address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, MA 02109.

(4)

Based solely on information in a Schedule 13G/A filed with the Commission on February 14, 2006. The address of Trafelet & Company, LLC is 900 Third Avenue, 5th Floor, New York, NY 10022.

(5)

Based solely on information in a Schedule 13G filed with the Commission on February 14, 2006. The address of Wellington Management Company, LLC is 75 State Street, Boston, MA 02109.

(6)

Represents 908,333 shares of Common Stock issuable to Mr. Evans upon exercise of stock options which includes 75,000 shares and 50,000 shares from a performance-based grant that vested on March 10, 2006 and March 14, 2006, respectively.

(7)

Based solely on information in a Schedule 13G filed with the Commission on February 10, 2006. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071.

(8)

Includes 65,000 shares of Common Stock issuable to Mr. Poliner upon exercise of stock options.

(9)

Includes 65,000 shares of Common Stock issuable to Mr. O’Block upon exercise of stock options.

(10)

Includes 66,208 shares of Common Stock issuable to Mr. Cunningham upon exercise of stock options.

(11)

Includes 71,875 shares of Common Stock issuable to Mr. Zanca upon exercise of stock options.

(12)

Includes 52,500 shares of Common Stock issuable to Mr. Martin upon exercise of stock options.

(13)

Represents 62,708 shares of Common Stock issuable to Mr. Stalzer upon exercise of stock options.

(14)

Includes 35,000 shares of Common Stock issuable to Mr. Pinola upon exercise of stock options.

(15)

Represents 41,667 shares of Common Stock issuable to Mr. Horowitz upon exercise of stock options.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board is currently comprised of two Class I directors (Mr. O’Block and Mr. Poliner) whose terms expire at the Annual Meeting, two Class II directors (Mr. Evans and Mr. Pinola) whose terms expire at the 2007 annual meeting of stockholders, and two Class III directors (Mr. Morse and Mr. Martin) whose terms expire at the 2008 annual meeting of stockholders. The Board of Directors has nominated Mr. O’Block and Mr. Poliner to stand for reelection as directors at the Annual Meeting. If reelected, they will serve as Class I directors with terms expiring at the 2009 annual meeting of stockholders. There are no family relationships among any of the directors or the nominees.

Shares represented by validly executed Proxies will be voted for the election of the nominees, if authority to do so is not withheld. In the event that any nominee is unavailable for election, such shares may be voted for the election of such substitute nominee or nominees, if any, as the Board of Directors may select.

The Board of Directors recommends a vote FOR each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Nominees to Serve as Class I Directors (Term Expiring in 2009)

Robert P. O’Block, age 63, has served as a director of the Company since 1999. Mr. O’Block held senior positions with McKinsey & Company, Inc. for 30 years until his retirement in 1998, serving as a consultant to a wide variety of business, nonprofit and public sector organizations in the United States, Europe and the Far East. As a director of McKinsey & Company, Mr. O’Block led studies in financial restructuring; corporate, business unit and product strategy; manufacturing operations; and organization. He started his career as a member of the faculty of Harvard University, where he performed research and taught courses in the areas of production and operations management, business economics and real estate. Mr. O’Block is currently a general partner of Freeport Center, a real estate and distribution complex in Utah. He is the current Vice Chairman of the Boston Symphony Orchestra Board of Trustees and is also a Trustee Emeritus of the U.S. Ski and Snowboard Team Foundation. Mr. O’Block received a bachelor’s degree in mechanical engineering from Purdue University and an M.B.A. from Harvard Business School.

Randall E. Poliner, age 50, has served as a director of the Company since 1998. Since 1993, Mr. Poliner has served as President of Antares Capital Corporation, a private venture capital firm investing equity capital in developmental and expansion stage companies. Mr. Poliner holds a Bachelor of Electrical Engineering from the Georgia Institute of Technology, an M.S. from Carnegie-Mellon University and an M.B.A. from Harvard Business School.

Continuing Directors

The directors of the Company continuing in office as Class II Directors, with terms expiring at the 2007 annual meeting of stockholders, are as follows:

Thomas R. Evans, age 51, has served as a director of the Company since April 2005, and was appointed President and Chief Executive Officer in June 2005. From August to 2002, Mr. Evans served as Chairman and Chief Executive Officer of Official Payments Corp., specializing in processing consumer credit card payments for government taxes, fees and fines. From 1998 to 1999, Mr. Evans was President and Chief Executive Officer of GeoCities Inc., a community of personal Web sites on the Internet. From 1991 to 1998, Mr. Evans was President and Publisher of U.S. News & World Report. In addition to his duties at U.S. News & World Report, Mr. Evans served as President of The Atlantic Monthly (1996-1998) and as President and Publisher of Fast Company (1995-

1998), a magazine launched in 1995. Mr. Evans received a Bachelor of Science degree in business administration from Arizona State University.

Richard J. Pinola, age 61, has served as a director of the Company since October 2005. From July 1992 until his retirement in December 2005, Mr. Pinola was President and Chief Executive Officer of Right Management Consultants, a career transition and organizational consulting firm and a wholly-owned subsidiary of Manpower Inc. Mr. Pinola also serves as a director of K-Tron International and Nobel Learning Communities, Inc. and serves on the Board of Trustees of King’s College in Wilkes-Barre, Pennsylvania. Mr. Pinola received a Bachelor of Science degree in accounting from King’s College and an M.B.A. in finance from the University of Scranton.

The directors of the Company continuing in office as Class III Directors, with terms expiring at the 2008 annual meeting of stockholders, are as follows:

Peter C. Morse, age 59, has been a director of the Company since 1993, and served as our Chief Executive Officer from 1993 until 1997. Mr. Morse served as our Chairman from 1997 until 1999, and since 2002. Since 1982, Mr. Morse has also served as president of Morse Partners, Ltd., a private equity firm that acquires operating companies and provides expansion capital. From 1986 to 1990, Mr. Morse was chairman of FAO Schwarz, the national chain of children’s gift stores. Mr. Morse holds a B.S.B.A. from Georgetown University and an M.B.A. from Columbia University Graduate School of Business.

William C. Martin, age 28, has served as a director of the Company since 2000. Mr. Martin was the co-founder of Raging Bull, a leading online financial community. An active entrepreneur and investor, Mr. Martin is the co-founder and principal of Indie Research, a provider of proprietary investment and research tools for individual and institutional investors. Mr. Martin currently serves on the board of The International Longevity Center, a not-for-profit organization that studies the impact of population aging on society.

Board of Directors Meetings and Committees

During 2005, the Board of Directors held five meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board on which he served.

The Board has affirmatively determined that a majority of its directors are independent directors under the Nasdaq rules. Included among our independent directors are the following current directors and nominees for director: William C. Martin, Robert P. O’Block, Richard J. Pinola, and Randall E. Poliner. The Company’s independent directors have established a policy to meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Any independent director may call an executive session of independent directors at any time. In 2005, the independent directors met in an executive session two times.

The Board of Directors has two standing committees: Audit and Compensation. The Audit Committee has a written charter, which is published on the Investor Relations section of our website at www.bankrate.com. The Board has determined that all members of the Audit and Compensation Committees are independent as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

The members of the Audit Committee are Messrs. Pinola (Chairman), O’Block and Poliner. The Board of Directors has determined that each Audit Committee member meets the Nasdaq financial knowledge requirements. In addition, the Board of Directors has determined that Mr. Poliner is an “audit committee financial expert” as defined by the Securities and Exchange Commission. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to governmental bodies or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s accounting and financial reporting process. The Audit Committee encourages continuous improvement of, and fosters adherence to, the Company’s policies, procedures and practices at all levels. In 2005, the Audit Committee met four times.

The members of the Compensation Committee are Messrs. O’Block (Chairman) and Poliner. The Compensation Committee reviews and evaluates the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of employees of the Company and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our stock option plans. In 2005, the Compensation Committee met two times.

Nomination of Directors

The Board does not have a standing nominating committee or a charter with respect to the process for nominating directors for election to the Company’s Board of Directors. The Board has determined that it is appropriate and in the best interests of the Company to have all independent directors evaluate all Board of Director nominees rather than have a separate designated committee. The Company’s Board of Directors has adopted a resolution establishing nominating procedures. Under the Company’s nominating procedures, members of the Company’s Board submit nominees for election to the Company’s Board of Directors to the independent directors (as that term is defined under the Nasdaq’s listing standards) of the Board for their consideration.

The Company’s Bylaws provide that a stockholder may submit a nomination for election to the Company’s Board of Directors by delivering a written notice to the principal executive offices of the Company not less than sixty (60) days prior to an Annual or Special Meeting of the stockholders; provided, however, that in the event that stockholders are provided with fewer than seventy (70) days notice of the meeting, notice by the stockholder will be timely if received by the Company no later than the tenth (10th) day following the earlier of the day on which notice of the meeting was mailed or the date on which public disclosure of the meeting was made.

The stockholder’s notice to the Company must set forth, as to each person that the stockholder proposes to nominate for election (or re-election) as a director:

•

The proposed nominee’s name, age, business address and residence address;

•

The proposed nominee’s principal occupation or employment;

•

The class and number of shares of the Company’s capital stock beneficially owned by the proposed nominee; and

•

Any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Exchange Act.

The stockholder’s notice to the Company must also set forth, as to the stockholder giving notice:

•

The stockholder’s name and address, as they appear on the Company’s books; and

•

The class and number of shares of the Company’s stock beneficially owned by the stockholder on the date of such notice.

The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the proposed nominee’s eligibility to serve as a director.

Mr. O’Block and Mr. Poliner were nominated for re-election by the other members of the Company’s Board of Directors. To date, other than from Peter C. Morse, the Company’s Chairman and largest shareholder, the Company has not received any recommendations from stockholders requesting that the Board consider a candidate for inclusion among the nominees in the Company’s Proxy Statement. The absence of such a recommendation does not mean, however, that a recommendation would not have been considered had one been received. The Board would consider any candidate proposed in good faith by a stockholder. To propose a nominee, a stockholder should send the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to Edward J. DiMaria, the Company’s Senior Vice President – Chief Financial Officer. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long).

In evaluating a director nominee, the Board considers the following factors:

•

the appropriate size of the Company’s Board of Directors;

•

the needs of the Company with respect to the particular talents and experience of its directors;

•

the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•

whether the nominee is independent, as that term is defined under Nasdaq’s listing standards;

•

the familiarity with the Company’s industry;

•

the nominee’s experience in political affairs;

•

the nominee’s experience with accounting rules and practices; and

•

the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

The Company’s goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the independent directors may also consider such other factors as they may deem are in the best interests of the Company and its stockholders. The Company also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

Members of the Board identify nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the independent directors decide not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria described above. The independent directors may also engage in research to identify qualified individuals. To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

Stockholder Communications with the Board of Directors

Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the Board or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to Edward J. DiMaria, the Company’s Senior Vice President – Chief Financial Officer, with a request to forward the matter to the intended recipient. All such communications will be forwarded unopened.

Director Attendance at Annual Meeting of Stockholders

The Company encourages all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders. All of the Company’s incumbent directors attended the Company’s Annual Meeting in June 2005.

Corporate Governance

The Company has adopted the Bankrate, Inc. Code of Business Conduct (the “code of conduct”), applicable to all officers, directors and employees, and the Bankrate, Inc. Finance Code of Professional Conduct (the “finance code of ethics”), applicable to our Chief Executive Officer, Chief Financial Officer, Controller and other finance organization employees. Both the code of conduct and the finance code of ethics are publicly available on our Web site at http://www.bankrate.com/investor-relations/default.asp.

Executive Officers

The names, ages, and current positions of our executive officers as of the record date are listed in the table below. Executive officers are elected annually by the Board of Directors at its meeting following the annual meeting of shareowners to serve for a one year term and until their successors are elected and qualified. There are no family relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected. Mr. Evans serves as a director and executive officers. For information pertaining to the business experience and other positions held by these individuals, see “Election of Directors.”

Name	Age	Position

Thomas R. Evans	51	President, Chief Executive Officer and Director
G. Cotter Cunningham	43	Senior Vice President – Chief Operating Officer
Robert J. DeFranco	49	Senior Vice President – Finance
Edward J. DiMaria	40	Senior Vice President – Chief Financial Officer
Daniel P. Hoogterp	46	Senior Vice President – Chief Technology Officer
Steven L. Horowitz	34	Senior Vice President – Product and Business Development
Richard G. Stalzer	42	Senior Vice President – Chief Revenue Officer
Lynn Varsell	45	Senior Vice President – Publisher
Bruce J. Zanca	45	Senior Vice President – Chief Communications/Marketing Officer

G. Cotter Cunningham. Mr. Cunningham has served as Senior Vice President and Chief Operating Officer of the Company since September 2000. Prior to that, he served as interim President and Chief Executive Officer of the Company from February 2000 and as Senior Vice President – Marketing and Sales of the Company from February 1999. From 1997 to 1999, Mr. Cunningham was Vice President and General Manager of Valentine McCormick Ligibel, Inc., an advertising agency specializing in new media. From 1992 to 1997, Mr. Cunningham was Vice President of Block Financial Corporation, where he created, launched and directed the CompuServe Visa and WebCard Visa credit card programs. Mr. Cunningham holds a B.S. in Economics from the University of Memphis and an M.B.A. from Vanderbilt University’s Owen Graduate School of Management.

Robert J. DeFranco. Mr. DeFranco has served as Senior Vice President – Finance since April 2006. Prior to that, he served as Senior Vice President and Chief Financial Officer of the Company since September 2000, and as Vice President – Finance and Chief Accounting Officer from March 1999. From 1986 to 1999, he held various positions in corporate accounting and finance for companies including Ocwen Financial Corporation (as Director of Finance from January 1998 through March 1999), SunTrust Banks, Inc. (as Vice President – Financial Reporting from February 1995 through December 1997), Ryder System, Inc. and Southeast Banking Corporation. From 1978 to 1986, he was a member of the commercial audit division of Arthur Andersen & Co., Miami, Florida, where he last served as senior audit manager for a variety of publicly-held and privately-held companies in industries including banking and other financial institutions, manufacturing, distribution and real estate development. Mr. DeFranco is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. DeFranco received a Bachelor of Science degree with a major in accounting from Florida State University in 1978.

Edward J. DiMaria. Mr. DiMaria has served as Senior Vice President and Chief Financial Officer since April 2006. Since February 9, 2006, he has served as a consultant to the Company, assisting the Company with its finance and accounting functions. Prior to that, Mr. DiMaria was an independent consultant for various clients and numerous matters, including private equity, mergers and acquisitions, and other corporate finance matters. From August 2000 to August 2002, he was Chief Financial Officer of Official Payments Corporation. From August 1994 to August 2000, Mr. DiMaria was employed by Best Friends Pet Care, Inc., where his final position was Executive Vice President and Chief Financial Officer. Mr. DiMaria has a broad mergers and acquisitions and project management background, consulting with companies such as Jostens Intermediate Holdings, Inc., as well as Financial Interactive, Inc., Navisite, Inc., and CorVu Corporation. Mr. DiMaria has also held finance and accounting positions with Business Express, Inc., Advanced Network & Services, Inc., and was a member of the commercial audit division of KPMG Peat Marwick LLP.

Daniel P. Hoogterp. Mr. Hoogterp has served as Senior Vice President and Chief Technology officer since May 2005. Prior to that, he was Chief Executive Officer of TQuist, LLC, a technology consulting company, from November 2002. From February 2001 to September 2002, Mr. Hoogterp served as Executive Vice President and

Chief Technology Officer of Enamics, Inc., a company specializing in business technology management. From July 1999 to February 2001, he served as Senior Vice President and Chief Technology Officer of Sagemaker, Inc., a provider of enterprise information portals. From March 1991 to July 1999, he served as Chief Executive Officer of Retrieval Technologies, Inc. Mr. Hoogterp received a Post-Graduate Certificate in Business from Heriott-Watt University’s Edinburgh Business School in Scotland in 2004.

Steven L. Horowitz. Mr. Horowitz has served as Senior Vice President, Product and Business Development since May 2005. Mr. Horowitz joined Bankrate as Vice President and Publisher in October of 2004. From 2002 to 2004, Mr. Horowitz served in various positions at America Online (Time Warner), most recently as Vice President eCommerce Classifieds. From 1998 to 2002, he held Director and Senior Manager positions with Yahoo! and GeoCities, Inc. specializing in business and sales strategy for their classifieds and local properties. Additionally, Mr. Horowitz served as Associate Director of Internet Marketing for BMG Music Club at BMG Direct, Bertelsmann (1998), Director of Internet Venues at a start-up entertainment website (1996 to 1997) and Online Publicist for Turner Entertainment Group at Tuner Broadcasting Systems, Inc. (1995 to 1996). Mr. Horowitz received a Bachelor of Arts degree with a Major in English from the State University of New York at Oswego in 1993.

Richard G. Stalzer. Mr. Stalzer has served as Senior Vice President and Chief Revenue Officer since February 2004. Prior to that, he was with MSN-Microsoft Corporation as East Coast Financial Service Director since March 2003, and as Director of Agency Relations since September 2002. From March 2002 to June 2002, he was Advertising Director at Advertising Age - Crain Communication. From March 1999 to February 2002, he was Vice President of Sales of E*Trade Financial Group where he was responsible for developing E*Trade’s media business and the creation of the E*Trade Financial Network. From October 1990 to March 1999, he held various positions with MONEY Magazine - Time Warner; most recently as Western Regional Advertising Director from December 1995 to March 1999. Mr. Stalzer received a Bachelor of Science degree with a major in Business Administration from the University of Denver in 1986.

Lynn Varsell. Ms. Varsell was appointed Senior Vice President-Publisher in February 2006 after joining the Company in May 2005. From 2003 to 2005, she served as iMedia Ad Sales Marketing Director for Discovery Communications overseeing 14 television networks. From 1999 to 2002, she served as Vice President, Design & Development for Official Payments Corp., specializing in processing consumer credit card payments for government taxes, fees and fines. From 1996 to 1999, she held various creative and development positions at Disney Internet Group including Creative Director of ABC.com, Oprah.com and Oscar.com where she was responsible for launching Oprah.com on the web and developing the first successful synch-to-broadcast event. Ms. Varsell holds a Bachelor of Arts degree with honors from Boston College and a Master Degree in Interactive Telecommunications from New York University Tisch School of the Arts.

Bruce J. Zanca. Mr. Zanca has served as Senior Vice President and Chief Communications/Marketing Officer since July 2004. From January 2002 to June 2004, Mr. Zanca owned and operated a communications and marketing consulting practice. From September 1999 to December 2001, Mr. Zanca was Senior Vice President of Communications and Administration at Official Payments Corp., specializing in processing consumer credit card payments for government taxes, fees and fines. From August 1998 to June 1999 he served as Vice President - Corporate Communications at GeoCities, Inc., a community of personal Web sites on the Internet. From 1995 to 1998, Mr. Zanca was Vice President of Corporate Communications at U.S. News & World Report Magazine Group. From 1981 to 1992, Mr. Zanca was a press aide in the Reagan and Bush administrations. During the first Bush administration he was a White House Spokesman and deputy to Marlin Fitzwater.

Executive Compensation

The following table sets forth, for the years indicated, the total compensation paid to or accrued for the Company’s President and Chief Executive Officer and our four other most highly compensated executive officers during 2005 (collectively, the “Named Executive Officers”).

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)		Number of Securities Underlying Options	All Other Compensation

Thomas R. Evans	2005	$300,000	$260,000	$		$—		$—
President, Chief Executive	2004	161,539	50,000		—	1,125,000		—
Officer and Director	2003	—	—		—	—		—
G. Cotter Cunningham	2005	$230,000	$251,000		$—	36,000		$—
Senior Vice President-	2004	206,947	74,235		—	50,000		—
Chief Operating Officer	2003	176,000	110,812		—	—		—
Steven L. Horowitz	2005	$200,000	$241,000	$		—		$—
Senior Vice President-Product	2004	38,462	50,000		—	100,000		—
and Business Development	2003	—	—		—	—		—
Richard G. Stalzer	2005	$225,000	$189,125		$—	15,000	$
Senior Vice President-	2004	194,712	62,764		—	100,000		13,929	(3)
Chief Revenue Officer	2003	—	—		—	—		—
Bruce J. Zanca	2005	$200,000	$241,000	$		—		$—
Senior Vice President-Chief	2004	84,462	30,000		—	150,000		—
Communications/ Marketing Officer	2003	—	—		—	—		—

——————

(1)

The amounts shown in this column reflect bonuses earned in each year. Under the Company’s 2005 Incentive Compensation Plan, awards were determined annually on the basis of performance in relation to certain predetermined financial goals, and were paid in February 2006. For 2005, the following awards were granted: Mr. Evans - $260,000; Mr. Cunningham - $250,000; Mr. Horowitz - $240,000; Mr. Stalzer - $188,125; and Mr. Zanca - $240,000. Special awards of $1,000 were granted by the Board of Directors to Mr. Cunningham, Mr. Horowitz, Mr. Stalzer and Mr. Zanca, paid in the third quarter of 2005. For 2004, the following awards were granted: Mr. Cunningham - $74,235; and Mr. Stalzer - $62,764. Awards in 2004 for Mr. Evans, Mr. Horowitz and Mr. Zanca were determined under the terms of their employment agreements. For 2003, the following award was granted to Mr. Cunningham: $110,812.

(2)

Other compensation in the form of perquisites and other personal benefits has been omitted in accordance with the rules of the Commission.

(3)

Consists of 2004 reimbursed relocation expenses paid in 2005.

Option Grants in Last Fiscal Year

The following table sets forth all individual grants of stock options during the year ended
December 31, 2005, to each of the Named Executive Officers.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%

Thomas R. Evans	—	—	$—	—	$—	$—
G. Cotter Cunningham	36,000	5.2%	18.44	2/1/2012	270,250	629,796
Steven L. Horowitz	—	—	—	—	—	—
Richard G. Stalzer	15,000	2.2%	18.44	2/1/2012	112,604	262,415
Bruce J. Zanca	—	—	—	—	—	—

——————

(1)

Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10%, compounded annually, from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Commission and are not intended to forecast future appreciation of our stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of our Common Stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of our common stock to date.

Option Exercises in Last Fiscal Year and Year-End Option Values

The following table summarizes the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and the value of the outstanding options held by the Named Executive Officers at December 31, 2005.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas R. Evans	—	$—	458,333	666,667	$9,260,000	$13,497,500
G. Cotter Cunningham	20,000	603,000	49,458	62,042	1,135,741	838,724
Steven L. Horowitz	7,500	158,250	21,667	70,833	416,433	1,361,417
Richard G. Stalzer	—	—	45,833	69,167	647,167	931,033
Bruce J. Zanca	—	—	53,125	96,875	1,137,406	2,074,094

Employment Agreements

On January 1, 2004, G. Cotter Cunningham, the Company’s Senior Vice President and Chief Operating Officer, entered into an employment agreement with the Company. Under the terms of the employment agreement, Mr. Cunningham is entitled to receive an annual base salary as stipulated in the employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. Cunningham agrees to assign to the Company all of his copyrights, trade secrets and patent rights that relate to the business of the Company. Additionally, during the term of his employment and for a period of one year thereafter, Mr. Cunningham agrees not to compete with the Company and not to recruit any of the Company’s employees. Upon Mr. Cunningham’s termination of employment for certain reasons (i.e., without cause or resignation for good reason), the Company agrees to pay a separation payment equal to one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months from the termination date.

On January 1, 2004, Robert J. DeFranco, then the Company’s Senior Vice President and Chief Financial Officer and currently its Senior Vice President of Finance, entered into an employment agreement with the Company. Under the terms of the employment agreement, Mr. DeFranco is entitled to receive an annual base salary as stipulated in the employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. DeFranco agrees to assign to the Company all of his copyrights, trade secrets and patent rights that relate to the business of the Company. Additionally, during the term of his employment and for a period of one year thereafter, Mr. DeFranco agrees not to compete with the Company and not to recruit any of the Company’s employees. Upon Mr. DeFranco’s termination of employment for certain reasons (i.e., without cause or resignation for good reason), the Company agrees to pay a separation payment equal to one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months from the termination date.

On June 21, 2004, Thomas R. Evans, was appointed President and Chief Executive Officer and entered into an employment agreement with the Company. Under the terms of the employment agreement, Mr. Evans is entitled to receive an annual base salary as stipulated in the employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. Evans agrees to assign to the Company all of his copyrights, trade secrets and patent rights that relate to the business of the Company. Additionally, during the term of his employment and for a period of one year thereafter, Mr. Evans agrees not to compete with the Company and not to recruit any of the Company’s employees. Upon Mr. Evans’ termination of employment for certain reasons (i.e., without cause or resignation for good reason), the Company agrees to pay a separation payment equal to one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months from the termination date. Mr. Evans was also granted options to purchase 600,000 shares of the Company’s common stock at $8.46, the fair market value on the date of grant. The options have a seven year term and vest as follows: 200,000 shares on July 1, 2005; and 16,666.667 shares on the first day of each month beginning August 1, 2005 and ending July 1, 2007. On October 26, 2004, Mr. Evans was granted options to purchase 500,000 shares of the Company’s common stock at $10.01, the fair market value on the date of grant. The options have a seven year term and vest as to all 500,000 shares five years from the date of grant. Vesting accelerates if, at any point during the term of the option, the fair market value of the Company’s common stock is at or above the following incremental thresholds for ninety consecutive trading days; $20.00 – 100,000 shares; $22.50 – 50,000 shares; $25.00 – 75,000 shares; $27.50 – 50,000 shares; $30.00 – 75,000 shares; $32.50 – 75,000 shares; $35.00 – 75,000 shares.

On July 15, 2004, Bruce J. Zanca, was appointed Senior Vice President and Chief Communications/Marketing Officer and entered into an employment agreement with the Company. Under the terms of the employment agreement, Mr. Zanca is entitled to receive an annual base salary as stipulated in the employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. Zanca agrees to assign to the Company all of his copyrights, trade secrets and patent rights that relate to the business of the Company. Additionally, during the term of his employment and for a period of one year thereafter, Mr. Zanca agrees not to compete with the Company and not to recruit any of the Company’s employees. Upon Mr. Zanca’s termination of employment for certain reasons (i.e., without cause or resignation for good reason), the Company agrees to pay a separation payment equal to one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months from the termination date. Mr. Zanca was also granted options to purchase 150,000 shares of the Company’s common stock at $8.11, the fair market value on the date of grant. The options have a seven year term and vest as follows: 37,500 shares on July 15, 2005; and 3,125 shares on the first day of each month beginning August 1, 2005 and ending July 15, 2008.

On October 4, 2004, Steve Horowitz, was appointed Vice President and Publisher and entered into an employment agreement with the Company. Under the terms of the employment agreement, Mr. Horowitz is entitled to receive an annual base salary as stipulated in the employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. Horowitz agrees to assign to the Company all of his copyrights, trade secrets and patent rights that relate to the business of the

Company. Additionally, during the term of his employment and for a period of one year thereafter, Mr. Horowitz agrees not to compete with the Company and not to recruit any of the Company’s employees. Upon Mr. Horowitz’ termination of employment for certain reasons (i.e., without cause or resignation for good reason), the Company agrees to pay a separation payment equal to one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable three months after the termination date; and one-third payable six months from the termination date. Mr. Horowitz was also granted options to purchase 100,000 shares of the Company’s common stock at $10.30, the fair market value on the date of grant. The options have a seven year term and vest as follows: 25,000 shares on October 25, 2005; and 2,083.333 shares on the first day of each month beginning November 1, 2005 and ending October 25, 2008.

On May 23, 2005, Lynn Varsell was appointed Vice President-Publisher and entered into an employment agreement with the Company. On February 7, 2006, Ms. Varsell was appointed Senior Vice President-Publisher. Under the terms of the employment agreement, Ms. Varsell is entitled to receive an annual base salary as stipulated in the employment agreement, an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Ms. Varsell agrees to assign to the Company all of her copyrights, trade secrets and patent rights that relate to the business of the Company. Additionally, during the term of her employment and for a period of six months thereafter, Ms. Varsell agrees not to compete with the Company and not to recruit any of the Company’s employees. Upon Ms. Varsell’ termination of employment for certain reasons (i.e., without cause or resignation for good reason), the Company agrees to pay a separation payment equal to six months’ base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable three months after the termination date; and one-third payable six months from the termination date. Ms. Varsell was also granted options to purchase 50,000 shares of the Company’s common stock at $17.13, the fair market value on the date of grant. The options have a seven-year term and vest as follows: 12,500 shares on May 23, 2006; and 1,041.667 shares on the first day of each month beginning April 1, 2006 and ending May 23, 2009.

On May 31, 2005, Daniel P. Hoogterp, was appointed Senior Vice President-Chief Technology Officer and entered into an employment agreement with the Company. Under the terms of the employment agreement, Mr. Hoogterp is entitled to receive an annual base salary as stipulated in the employment agreement, an annual bonus contingent on achieving certain performance criteria, and a guaranteed bonus of $50,000 for 2005 that was paid in the first quarter of 2006. Under the terms of the employment agreement, Mr. Hoogterp agrees to assign to the Company all of his copyrights, trade secrets and patent rights that relate to the business of the Company. Additionally, during the term of his employment and for a period of six months thereafter, Mr. Hoogterp agrees not to compete with the Company and, for a period of one year thereafter, not to recruit any of the Company’s employees. Upon Mr. Hoogterp’s termination of employment for certain reasons (i.e., without cause or resignation for good reason), the Company agrees to pay a separation payment equal to one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months from the termination date. Mr. Hoogterp was also granted options to purchase 80,000 shares of the Company’s common stock at $18.26, the fair market value on the date of grant. The options have a seven-year term and vest as follows: 20,000 shares on May 31, 2006; and 1,666.667 shares on the first day of each month beginning April 1, 2006 and ending May 31, 2009.

On April 3, 2006, Edward J. DiMaria was appointed Senior Vice President-Chief Financial Officer and entered into an employment agreement with the Company. Under the terms of the employment agreement, Mr. DiMaria is entitled to receive an annual base salary as stipulated in the employment agreement, an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. DiMaria agrees to assign to the Company all of his copyrights, trade secrets and patent rights that relate to the business of the Company. Additionally, during the term of his employment and for a period of six months thereafter, Mr. DiMaria agrees not to compete with the Company and not to recruit any of the Company’s employees. Upon Mr. DiMaria’s termination of employment for certain reasons (i.e., without cause or resignation for good reason), the Company agrees to pay a separation payment equal to six months’ base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable three months after the termination date; and one-third payable six months from the termination date. Mr. DiMaria was also granted options to purchase 150,000 shares of the Company’s common stock at $42.33, the fair market value on the date of grant. The options have a seven-year term and vest as follows: 37,500 shares on April 3, 2007; and 3,125 shares on the first day of each month beginning May 1, 2007 and ending April 3, 2010.

Compensation of Directors

Richard J. Pinola received $25,000 in cash compensation in 2005 for serving as Audit Committee Chairman. No other employee nor non-employee directors receive any cash compensation for their services as such. Annually, on the first business day of the year, each non-employee director receives an option to purchase 10,000 shares of the Company’s common stock at the fair market value on the date of grant. The Company reimburses each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees.

Compensation Committee Interlocks and Insider Participation

The following non-employee directors were the members of the Compensation Committee of the Board of Directors during 2005: Randall E. Poliner (Chairman) and Robert P. O’Block. None of the members of the Compensation Committee is an executive officer of the Company.

Compensation Committee Report on Executive Compensation

General

The Compensation Committee of the Company’s Board of Directors has furnished the following report on executive compensation in accordance with the rules and regulations of the Commission. This report outlines the duties of the Compensation Committee with respect to executive compensation, the various components of the Company’s compensation program for executive officers and other key employees, and the basis on which the 2005 compensation was determined for the executive officers, with particular detail given to the 2005 compensation for the Company’s Chief Executive Officer.

Compensation of Executive Officers Generally

The Compensation Committee is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers, and for administering the Company’s equity compensation plans. The Compensation Committee is comprised of two independent directors: Messrs. Poliner (Chairman) and O’Block. The Compensation Committee’s overall objective is to establish a compensation policy that will (1) attract, retain and reward executives who contribute to the achievement of the Company’s business objectives; (2) motivate executives to attain these objectives; and (3) align the interests of executives with those of the Company’s long-term investors. The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company’s compensation program rewards individual performance that furthers Company goals. The executive compensation program includes base salary, incentive bonuses, long-term equity incentive awards in the form of stock option grants, and other benefits. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements, which cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

Base Salary. Base salary levels for each of the Company’s executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Compensation Committee believes are paid to executive officers at companies deemed comparable to the Company based on similarities in revenue levels, industry segments and competitive employment markets. In addition, the Compensation Committee generally takes into account the Company’s past financial performance and future expectations, as well as the performance of the executives and changes in the executives’ responsibilities. The annual base salary the Company has agreed to pay Mr. Evans ($300,000) is the amount specified in his employment agreement with the Company.

Incentive Bonuses. The Compensation Committee recommends the payment of bonuses to provide an incentive to executive officers. Bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives. The incentive bonus to each executive officer is based on the individual executive’s performance as it relates to the Company’s performance.

Equity Incentives. Stock options are used by the Company to provide a stock-based incentive to improve the Company’s financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Stock options are also designed to align the interests of the Company’s executive officers with those of its stockholders by encouraging executive officers to enhance the value of the Company, the price of the Common Stock, and hence, the stockholders’ return over the long term. Generally, stock options are granted to executive officers from time to time based primarily upon the individual’s actual and/or potential contributions to the Company and the Company’s financial performance over the long term. During the year ended December 31, 2005, options to purchase 196,000 shares of Common Stock were granted to the Company’s current executive officers.

Compensation of the Chief Executive Officer

The Committee annually reviews the performance and compensation of the Chief Executive Officer based on its assessment of past performance and its expectation of future contributions to the Company’s performance. On June 21, 2004, Thomas R. Evans was appointed President and Chief Executive Officer and entered into an employment agreement with the Company. Under the terms of the employment agreement, the Company has agreed to pay Mr. Evans an annual salary of $300,000 and an annual bonus of at least $100,000. The Committee believes the compensation paid to Mr. Evans is reasonable.

Members of the Compensation Committee:

Randall E. Poliner, Chairman

Robert P. O’Block

Stock Performance Graph

The following graph provides a comparison of the cumulative total stockholder return on the Company’s Common Stock for the period from December 31, 2000 through December 31, 2005, against the cumulative stockholder return during such period achieved by the Nasdaq Stock Market Index for U.S. Companies (“Nasdaq US”) and the Hemscott Internet Information Providers Index (“Hemscott Group Index”). The graph assumes that $100 was invested on December 31, 2000 in the Company’s Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

December 31,	Bankrate, Inc.	Nasdaq Market Index	Hemscott Group Index

2000	$100	$100	$100
2001	346	80	55
2002	2,048	56	46
2003	6,585	84	127
2004	7,367	91	186
2005	15,702	93	282

The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange of 1934, as amended, and regulations of the SEC thereunder require the Company’s directors and executive officers and any persons who own more than 10% of Bankrate, Inc.’s common stock, as well as certain affiliates of such persons, to file reports with the SEC and the National Association of Securities Dealers, Inc. with respect to their ownership of the Company’s common stock. Directors, executive officers and persons owning more than 10% of the Company’s common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and any written representations from reporting persons that no other reports were required of those persons, the Company believes that during fiscal 2005, all filing requirements applicable to its directors and executive officers were complied with in a timely manner except that Daniel P. Hoogterp filed a late Form 4 in June 2005. The Company is not aware of any other persons other than directors and executive officers and their affiliates who own more than 10% of the Company’s common stock.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the accounting firm of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the selection of the independent registered public accounting firm.

Information Regarding Our Independent Registered Public Accounting Firm

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2005. This firm was appointed by our Audit Committee and was ratified by stockholders at the 2005 annual meeting. KPMG LLP has been our independent registered public accounting firm since 1998.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004 and fees billed for other services rendered by KPMG LLP during those periods.

	Year Ended December 31,
	2005	2004

Audit fees(1)	$369,150	$285,000
Audit related fees(2)	44,370	—
Tax fees(3)	18,500	16,000
	$432,020	$301,000

——————

(1)

Audit fees billed to the Company by KPMG LLP for auditing the Company’s annual financial statements, the audit of internal controls over financial reporting and reviewing the financial statements included in the Company’s Quarterly Reports on Form 10-Q that were filed with the Securities and Exchange Commission.

(2)

Audit related fees billed by KPMG LLP.

(3)

Tax fees billed by KPMG LLP include fees related to preparing the 2005 and 2004 U.S. corporate income and state income and franchise tax returns.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services provided to the Company are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of KPMG LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by KPMG LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. All of the audit-related, tax and all other services provided by KPMG LLP to the Company in 2005 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy.

The Audit Committee has determined that all non-audit services provided by KPMG LLP in 2005 were compatible with maintaining its independence in the conduct of its auditing functions.

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors and revised in 2005 to reflect changes required by the Sarbanes-Oxley Act of 2002 and Nasdaq. The Audit Committee’s charter was published in its entirety as an appendix to the Company’s 2004 Proxy Statement. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2005 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2005 and 2004 and for the three years ended December 31, 2005.

The Audit Committee selects the Company’s independent registered public accounting firm and meets with the Company’s independent registered public accounting firm to discuss the scope and review the results of the annual audit.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s Charter. The Audit Committee met four times during 2005.

All of the directors who serve on the Audit Committee are “independent” for purposes of the Nasdaq listing standards. That is, the Board of Directors has determined that none of the members of the Committee has any relationship to the Company that may interfere with his independence from the Company and its management.

The Audit Committee has reviewed the Company’s 2005 financial statements and met with both management and KPMG LLP, the Company’s independent registered public accounting firm, to discuss those financial statements. Management has represented to us that the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also has received from and discussed with KPMG LLP the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), relating to that firm’s independence from the Company. The Audit Committee has also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Richard J. Pinola, Chairman

Robert P. O’Block

Randall E. Poliner

STOCKHOLDER PROPOSALS

Rules of the Commission require that any proposal by a stockholder for consideration at the 2007 annual meeting of stockholders must be received by the Company no later than January 12, 2007, if it is to be eligible for inclusion in the Company’s proxy materials for its 2007 annual meeting of stockholders. Under these rules, the Company is not required to include stockholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any other business or nominations before an annual meeting of stockholders, certain conditions set forth in Article II, Sections 16 and 17, of the Company’s Amended and Restated Bylaws must be complied with, including delivery of notice to the Company in sufficient time prior to the meeting.

HOUSEHOLDING

If a stockholder and other residents at his or her mailing address own shares of the Company’s Common Stock in “street” name, the stockholder’s broker or bank may have given notice that each household will receive only one annual report and one proxy statement for each company in which stock is held through that broker or bank. This practice is known as “householding.”  Unless the stockholder responded to that notice that he or she did not wish to participate in householding, he or she would be deemed to have consented to participating, and only one copy of each company’s annual report and proxy statement would be sent to that address (however, each stockholder would continue to receive a separate proxy card).

Any stockholder who wishes to receive his or her own set of the Company’s future annual reports and proxy statements, or who shares an address with another stockholder of the Company and together would like to receive only one set of annual disclosure documents, should contact the Company at 11760 U.S. Highway One, Suite 500, North Palm Beach, Florida 33408, Attention: Secretary, being sure to supply the names of all stockholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding should be effective 30 days after the notice is received.

Bankrate, Inc.
11760 U.S. Highway One, Suite 500
North Palm Beach, Florida 33408

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints G. Cotter Cunningham and Edward J. DiMaria, and each of them, with full power of substitution, as Proxy, to represent and vote all of the shares of Common Stock of Bankrate, Inc. held of record by the undersigned on April 13, 2006, at the Annual Meeting of Stockholders to be held on June 14, 2006 or any adjournment or postponement, as designated below and in their discretion as to other matters.

Please sign exactly as your name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.

I PLAN TO ATTEND THE MEETING ☐

The Board of Directors Recommends a vote “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.

Proposal 1 – Election of the following Nominees as Class III Directors:  Peter C. Morse and William C. Martin

FOR	WITHHELD
all Nominees listed above (except as marked to the contrary) ☐	For all Nominees listed above ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)

Proposal 2 – Ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(Please date and sign on reverse)
(Continued on reverse side)

PLEASE MARK YOUR CHOICE

LIKE THIS ☒ IN BLUE OR

BLACK INK.

Date

Signature

Signature if held jointly

Please mark, date and sign as your name appears above and return in the enclosed envelope.